ALPINE SERIES TRUST
AMENDMENT NO. 1 TO THE
TRANSFER AGENT SERVICING AGREEMENT

THIS SECOND AMENDMENT dated as of this 17th day of February, 2006, to the Transfer Agent Servicing Agreement, dated as of November 18, 2005 (the “Agreement”), is entered by and between Alpine Series Trust, a Delaware business trust (the “Trust”) and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the parties have entered into a Transfer Agent Servicing Agreement; and

WHEREAS, the Trust intends to create an additional fund; and

WHEREAS, Section 12 of the Agreement allows for an amendment by a written instrument executed by the parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit C, the fee schedule of the Agreement, is hereby superceded and replaced with Exhibit C attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

ALPINE SERIES TRUST	U.S. BANCORP FUND SERVICES, LLC

By: /s/ Sheldon R. Flamm	By: /s/ Joe D. Redwine

Name: Sheldon R. Flamm	Name: Joe D. Rewine

Title: Treasurer	Title: President